EXHIBIT 99.01

DERMA SCIENCES
[GRAPHIC OMITTED]

News Release

FOR RELEASE JULY 17, 2000 AT 7:30 AM EDT

Contact:	Allen & Caron Inc	Derma Sciences, Inc.
	Mark Alvino (investors)	Edward J. Quilty, CEO.
	mark@allencaron.com	(609) 514-4744
(212) 698-1360

Kari Rinkeviczie (media)
kari@allencaron.com
(616) 647-0780

DERMA SCIENCES AND MERIT MEDICAL SIGN EXCLUSIVE U.S. DISTRIBUTION AGREEMENT FOR CATHETER FASTENING DEVICES

PRINCETON, NJ (July 17, 2000) ….Derma Sciences, Inc. (Nasdaq:DSCI) announced today that it recently completed an exclusive, four-year, U.S. distribution agreement with Merit Medical Systems Inc. (Nasdaq:MMSI). Under the agreement, Merit will distribute Derma Sciences’ three catheter-fastening devices, the PercuStay™, PleuraStay™, and EpiStay™. These devices are used to maintain catheter placement in patients for extended periods of time, primarily for fluid drainage.

Edward J. Quilty, President and CEO of Derma Sciences, stated, “This partnership is exciting for Derma Sciences and the strength of the Merit direct sales force should help to increase sales in the upcoming quarters.”

Fred P. Lampropoulos, Chairman and CEO of Merit, said, “This marketing alliance allows Merit to distribute well-accepted, proprietary products that are directed toward the same point of sale used by Merit’s existing sales force. The products also will be adjunct to a new line of catheter products which Merit plans to introduce later this year.”

Lampropoulos added that the products’ existing sales, currently solicited through telemarketing by Derma Sciences, amount to approximately $1 million per year. However, Merit anticipates increased sales utilizing its direct sales force.

Merit Medical indicated that delivery of these products to existing customers would start approximately August 1, 2000. Following training for Merit’s sales force, the products will be introduced to new customers later in the third quarter.

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DERMA SCIENCES AND MERIT MEDICAL SIGN U.S. DISTRIBUTION AGREEMENT
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About Merrit Medical Systems:

Founded in 1987, Merit Medical Systems is a world leader in the development, manufacture and distribution of proprietary disposable medical products used in interventional and diagnostic procedures, particularly in cardiology and radiology. The company serves client hospitals worldwide with a domestic and international sales force totaling approximately 70 individuals.

Merit Medical employs approximately 1,100 individuals worldwide, with manufacturing facilities in South Jordan and Salt Lake City, Santa Clara, Calif., Angleton, Texas, and Galway, Ireland.

About Derma Sciences, Inc.:

Derma Sciences, Inc. provides a full range of skin care, wound management and specialty securement devices that are used primarily in the professional markets, specifically hospitals, nursing homes and home health settings. For more information about Derma Sciences, Inc., visit its home page on the Internet at http://www.dermasciences.com.

Statements contained in this release that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “estimate” or “continue” are intended to identify forward-looking statements. Readers are cautioned that certain important factors may affect the Company’s actual results and could cause such results to differ materially from any forward-looking statements which may be made in this release or which are otherwise made by or on behalf of the Company. Factors which may affect the Company’s results include, but are not limited to, product demand, market acceptance, impact of competitive products and prices, product development, completion of an acquisition, commercialization or technological difficulties, the success or failure of negotiations and trade, legal, social and economic risks. Additional factors that could cause or contribute to differences between the Company’s actual results and forward-looking statements Include, but are not limited to, those discussed in the Company’s filings with the Securities and Exchange Commission.

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